Exhibit 10.1

August 9, 2016

Douglas W. Losordo
13 Fox Meadow Road
Scarsdale, NY 10583

Dear Dr. Losordo,

This letter serves to confirm the terms and conditions of your employment with Caladrius Biosciences, Inc. (the “Company”) with immediate effect.

Title:	Chief Medical Officer & Senior Vice President Clinical, Medical and Regulatory Affairs

Reporting To:	Chief Executive Officer

Primary Office:	Basking Ridge, NJ

In consideration for your services, you shall be entitled to annual compensation of $417,960 (“Base Salary”) which shall be paid in accordance with the Company’s standard payroll practices. Additionally, you shall be eligible for a cash bonus of up to 30% of your base salary based on defined goals and objectives to be determined and at the discretion of management.

Should the Company terminate your employment without cause you shall be entitled to severance in the amount of six (6) months’ current base salary and benefits continuation.

Should the Company terminate your employment without cause or should you terminate your employment with the Company for good reason during the period commencing on the effective date of a change in control and ending on the second anniversary of the effective date of a change in control and subject to Employee complying with his obligations to execute and deliver a Release, the Company will (a) continue to pay your current base salary for a period beginning on the date the termination becomes effective (the “Termination Date”) and ending on the twelve (12) month anniversary of the Termination Date, commencing on the next payroll period following the Termination Date; (b) pay you a lump sum amount equal to 100% of your then annual target bonus on the next payroll period following the Termination Date; and (c) provided you then participant in the Company’s medical and/or dental plans and you timely elect to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), pay monthly, on your behalf, the amount of the monthly premium for such coverage for twelve (12) months following your Termination Date. For purposes of this paragraph, a Change in Control means a transaction or a series of related transactions in which: (w) all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act); (x) any person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s outstanding equity representing more than 30% of the total voting power of the Company’s then-outstanding equity; (y) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity’s voting power immediately after the transaction; or (z) the date a majority of the members of the Company’s incumbent Board of Directors is replaced during any twelve month period by members whose appointment or election is not endorsed by a majority to the Company’s incumbent Board of Directors before the date of the appointment or election, provided further that the Change in Control meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii). For purposes of (z), the incumbent Directors of the Board of Directors includes the members of the Board of Directors as of the date of this agreement and any additional or replacement Director appointed or elected who is endorsed by a majority of the Company’s incumbent Board of Directors.”

Upon presentation of invoices, the Company will reimburse you up to a total of $10,000 annually for Supplemental Term Life Insurance and/or Supplemental Long Term Disability coverage.

In signing this letter agreement and accepting our offer of continued employment, you certify your understanding that your employment will otherwise be on an at-will basis.

CALADRIUS BIOSCIENCES, INC.
By: /s/ David Schloss
Name: David Schloss
Title: Vice President Human Resources

/s/ Douglas W. Losordo

Douglas W. Losordo, MD